Exhibit 10.1
ASSET PURCHASE AGREEMENT
BY AND BETWEEN
NEW DURA OPCO, INC.
AND
OLD DURA, INC. (F/K/A DURA AUTOMOTIVE SYSTEMS, INC.)

Dated as of June 27, 2008

- i -

TABLE OF CONTENTS
(Continued)
 - ii -

Schedules

Schedule 4.3(a)	Seller No Conflicts
Schedule 4.3(b)	Seller Consents
Schedule 5.3(a)	Purchaser No Conflicts
Schedule 5.3(b)	Purchaser Consents
Schedule 5.6(b)	New Dura Capitalization
Schedule 5.7(a)	New Dura Subsidiaries
Schedule 5.7(b)	Liens of New Dura Subsidiaries
 - iii -

ASSET PURCHASE AGREEMENT
          This ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of June 27, 2008, by and between New Dura Opco, Inc., a Delaware corporation (“Purchaser”), and Old Dura, Inc. (f/k/a Dura Automotive Systems, Inc.), a Delaware corporation (“Seller”).
W I T N E S S E T H:
          WHEREAS, on October 30, 2006, Seller and certain of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11, 11 U.S.C. §§ 101-1330, as amended (the “Bankruptcy Code”, in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”));
          WHEREAS, pursuant to the Revised Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code relating to Seller, as confirmed on May 13, 2008, by order of the Bankruptcy Court (the “Plan”), on June 27, 2008, Dura Operating Corp., a Delaware corporation (the “Company”), distributed certain of its assets, including: (i) all real and personal property located at US Route 20 East, LaGrange, Indiana; (ii) all real and personal property located at 800 N. College Street, Fulton, Kentucky; (iii) all real and personal property located at 132 Ferro Road, Pikeville, Tennessee; and (iv) all real and personal property located at Caybrook/445 East Helm, Brookfield, Missouri, to Seller (collectively, the “Plants”);
          WHEREAS, as of the Effective Date (i) no stay of such confirmation order is in effect and (ii) all conditions specified in the Plan relating to Seller have been satisfied or waived;
          WHEREAS, effective immediately prior to the effectiveness of this Agreement the liabilities described in Section 3.3 have been discharged;
          WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Purchased Assets for the purchase price and upon the terms and conditions hereinafter set forth; and
          WHEREAS, certain terms used in this Agreement are defined in Section 1.1.
          NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Certain Definitions.
          For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
          “338(h)(10) Election” has the meaning specified in Section 6.1(b).

          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
          “Agreement” has the meaning specified in the Preamble.
          “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
          “Assumed Liabilities” has the meaning specified in Section 2.3.
          “Atwood Automotive Common Stock” means the 2,000 shares of common stock, par value $1,000.00 per share, of Atwood Automotive, Inc., a Michigan corporation.
          “Bankruptcy Code” has the meaning specified in the Recitals.
          “Bankruptcy Court” has the meaning specified in the Recitals.
          “Bill of Sale” has the meaning set forth in Section 3.2(a).
          “Business Day” means any day that is not a Saturday or a Sunday or a day on which banks located in New York, New York are authorized or required to be closed.
          “Closing” has the meaning specified in Section 3.1.
          “Closing Date” has the meaning specified in Section 3.1.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Company” has the meaning set forth in the Recitals.
          “Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, or license.
          “Effective Date” means the date selected by the Company that is a Business Day after the entry of the order by the Bankruptcy Court on which (i) no stay of such confirmation order is in effect and (ii) all conditions specified in the Revised Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code of the Corporation, as confirmed on May 13, 2008, by order of the Bankruptcy Court, relating to the Company have been satisfied or waived.
          “Excluded Assets” has the meaning specified in Section 2.2.
          “Excluded Liabilities” has the meaning specified in Section 2.4.

          “GAAP” means generally accepted accounting principles in the United States as of the date hereof.
          “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
          “Indebtedness” of any Person means, without duplication, (i) the principal of, and accreted value and accrued and unpaid interest in respect of (A) obligations of such Person for money borrowed, (B) obligations evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (C) obligations for the deferred purchase price of property or services (other than trade payables in the ordinary course of business not more than 60 days overdue), (D) obligations under leases which are required to be treated as capitalized or synthetic leases under GAAP, (E) obligations (other than contingent reimbursement obligations) under letters of credit, surety bonds, or other similar instruments, (F) obligations pursuant to which such Person assures any other Person against Loss (other than warranty obligations in the ordinary course of business), (G) obligations arising from interest rate protection, swap, cap, collar, or other hedging Contracts or arrangements, (H) obligations which are secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), and (I) termination indemnity benefits and seniority premium benefits, to the extent unfunded; (ii) all obligations of the type referred to in clause (i) of any Persons the payment of which such Person is responsible or liable, directly or indirectly and whether contingently or otherwise, as obligor, guarantor, surety or otherwise; and (iii) all penalties, fees, expenses, and premiums incurred in connection with the obligations referred to in clauses (i) and (ii) (whether in connection with prepayment or otherwise).
          “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
          “Law” means any foreign, federal, state, or local law, statute, code, ordinance, rule or regulation.
          “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, investigations, or proceedings (public or private) by or before a Governmental Body or private arbitrator or mediator.
          “Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.
          “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.
          “Material Adverse Effect” means any change, event, development, state of facts, or effect that (whether individually or with any other change, event, development, state of facts, or effect) has had, or could reasonably be expected to have, a material adverse effect on (i) the business, assets, properties, results of operations or financial condition of the party in question

(taken as a whole) or (ii) the ability of such party to consummate the transactions contemplated by this Agreement.
          “New Dura” means New Dura, Inc., a Delaware corporation.
          “New Dura Common Shares” has the meaning set forth in Section 2.5.
          “New Dura Common Stock” has the meaning set forth in Section 5.6.
          “New Dura Convertible Preferred Stock” has the meaning set forth in Section 5.6.
          “New Dura Preferred Shares” has the meaning set forth in Section 2.5.
          “New Dura Preferred Stock” has the meaning set forth in Section 5.6.
          “New Dura Shares” has the meaning set forth in Section 2.5.
          “New Dura Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by New Dura.
          “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
          “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Company and the Subsidiaries, consistent with past practices.
          “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.
          “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
          “Plan” has the meaning specified in the Recitals.
          “Plants” has the meaning specified in the Recitals.
          “Pre-Petition Claims” has the meaning specified in Section 3.3.
          “Purchaser” has the meaning set forth in the Preamble.
          “Purchaser Documents” has the meaning specified in Section 5.2.
          “Purchased Assets” has the meaning specified in Section 2.1.
          “Seller” has the meaning set forth in the Preamble.
          “Seller Documents” has the meaning specified in Section 4.2.

          “Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by the Company.
          “Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).
          “Tax Return” means any return, report or statement required to be filed or filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, any of the Subsidiaries, or any of their Affiliates.
          “Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.
          “Transition Services Agreement” means the transition services agreement to be entered into between Seller and Purchaser as of the date hereof with respect to the management by Purchaser of Seller’s remaining assets.
          “Willful Breach” means a voluntary, intentional and deliberate action but shall not require that the act be malicious or done with fraudulent motive or purpose.
     1.2 Other Definitional and Interpretive Matters.
          (a) The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto. Unless otherwise specified, the words “this Agreement”, “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules and Exhibits) and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Any instrument or Law defined or referred to herein means such instrument or Law as from time to time amended, modified or supplemented, including (in the case of instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to such Person’s permitted successors and assigns.
          (b) The Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule to the extent that its relevance to such other Schedule is reasonably apparent. No disclosure on a Schedule relating to a possible breach or violation of any Law or Order shall be construed as an admission or indication to any Person not a party to this Agreement that breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. The information contained in this Agreement and in the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of law or breach of contract).
ARTICLE II
SALE AND PURCHASE OF ASSETS
     2.1 Sale and Purchase of Assets. Upon the terms and subject to the conditions contained herein, at the Closing, Purchaser shall purchase, acquire and accept from Seller, Seller shall sell, transfer, assign, convey and deliver to Purchaser all of Seller’s right, title and interest in, to, and under the Purchased Assets, free and clear of all Liens, other than the Permitted Exceptions. The “Purchased Assets” shall mean all assets, properties, interests, and rights of Seller and its Subsidiaries, excluding the Excluded Assets.
     2.2 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to the Purchaser, and Seller shall retain all right, title, and interest to, in, and under the Excluded Assets. The “Excluded Assets” shall mean (i) the Plants, (ii) $150,000 cash, (iii) the Atwood Automotive Common Stock and (iv) the books and records of the Seller (although Purchase shall be entitled to make one copy thereof).
     2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, the Assumed Liabilities. The “Assumed Liabilities” shall mean all Liabilities arising out of, or associated with, any Purchased Assets arising prior to, on or after the Closing, other than the Excluded Liabilities.
     2.4 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, other than the Assumed Liabilities, Purchaser shall not assume, and shall be deemed not to have assumed, any Liabilities of Seller or otherwise arising out of, or relating to, the Excluded Assets prior to or after the Closing (the “Excluded Liabilities”). The “Excluded Liabilities” shall include, but shall not be limited to, (a) all Liabilities arising out of, or associated with, any Excluded Assets, (b) all Liabilities the existence of which constitutes a breach of any provision of this Agreement by Seller, (c) any Liabilities arising out of, or relating to, any violation of any law, rule, regulation, judgment, injunction, order or decree occurring, or arising out of, or relating to, any event or condition occurring or existing at or prior to the Closing, (d) any taxes that Seller shall pay pursuant to Section 6.1 of this Agreement, (e) the Pre-Petition Claims and (f) all Liabilities relating to amounts required to be paid by Seller under this Agreement.
     2.5 Payment of Purchase Price. On the Closing Date, Purchaser shall pay, or cause to be paid, to Seller in consideration of the Purchased Assets to be purchased by Purchaser pursuant to Section 2.1 from Seller (i) 8,330,280 shares of the New Dura Common Stock (the “New Dura Common Shares”), and (ii) 2,262,068 shares of New Dura Series A Redeemable Voting Mandatorily Convertible Preferred Stock (the “New Dura Preferred Shares” and together with the New Dura Common Shares, the “New Dura Shares”).
ARTICLE III
CLOSING
     3.1 Closing Date. The closing of the sale and purchase of the Purchased Assets provided for in Section 2.1 hereof (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP located at 200 East Randolph Drive, Chicago, Illinois 60601 (or at such other place as the parties may designate in writing) at 10:00 a.m. (Chicago time) on the Effective Date, or at such other time or on such other date as Purchaser and Seller may agree in writing. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date”. The Closing shall be deemed to have occurred at 11:59:59 p.m. (Chicago Time) on the Closing Date.
     3.2 Closing Deliveries. Unless otherwise specified, all deliveries by one party to the other party at the Closing shall be deemed to have occurred simultaneously and none shall be effective until and unless all have occurred in accordance with this Agreement or have been waived.
          (a) At the Closing, Seller shall deliver to Purchaser (i) a duly executed bill of sale (the “Bill of Sale”), (ii) a duly executed Transition Service Agreement, (iii) stock certificates representing the New Dura Shares, duly endorsed for transfer or with appropriate assignments separate from the certificates, (iv) the certificate of incorporation (or equivalent organizational document) for Seller, certified as of a recent date by the relevant Governmental Authority of the applicable jurisdiction, (v) a certificate of the Secretary of State of the State of Delaware as to the good standing of Seller as of a recent date in such jurisdiction, and (vi) such other duly executed documents, instruments and certificates as may be necessary or appropriate to be delivered by Seller pursuant to this Agreement.
          (b) At the Closing, Purchaser shall deliver to Seller (i) a duly executed Bill of Sale, (ii) stock certificates representing the New Dura Shares, duly endorsed for transfer or with appropriate assignments separate from the certificates, and (iii) such other duly executed documents, instruments and certificates as may be necessary or appropriate to be delivered by Purchaser pursuant to this Agreement.

     3.3 Conditions to Closing. In addition to the delivery of the items specified in Section 3.2 (or the waiver of such delivery by the affected party), the parties agree that the Closing shall not occur until all of the pre-petition claims of Seller and its Subsidiaries (“Pre-Petition Claims”), scheduled to be have been cancelled by operation of law in accordance with the Plan on the Effective Date, have been so cancelled.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
          Seller hereby represents and warrants to Purchaser that:
     4.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business.
     4.2 Authorization of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement (together with this Agreement, the “Seller Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. Assuming this Agreement is a valid and binding obligation of Purchaser, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     4.3 Conflicts; Consents of Third Parties.
          (a) Except as set forth on Schedule 4.3(a), none of the execution and delivery by Seller of this Agreement or the other Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws of Seller; (ii) any material Contract, or material Permit to which Seller is a party or by which any of the properties or assets of Seller are bound; (iii) any Order of any Governmental Body applicable to Seller or by which any of the properties or assets of Seller are bound; or (iv) any applicable Law, except, in the case of clauses (ii) through (iv) hereof, where any such conflict, default or right of termination or cancellation would not have a Material Adverse Effect.
          (b) Except as set forth on Schedule 4.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or

Governmental Body is required on the part of Seller in connection with the execution and delivery of this Agreement or the other Seller Documents, the compliance by Seller with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not prevent Seller from being able to consummate the transactions contemplated by this Agreement and the other Seller Documents.
     4.4 Ownership and Transfer of Purchased Assets. Seller has good and valid title to, or a valid license, to or leasehold interest in, each of the Purchased Assets.
     4.5 Litigation. There are no Legal Proceedings pending or, to the knowledge of Seller, threatened that, if successful, would prohibit or restrain the ability of Seller to enter into this Agreement or the Seller Documents or consummate the transactions contemplated hereby or thereby or which would give any third party the right to enjoin or rescind this Agreement or any of the Seller Documents or otherwise prevent Seller from complying with the terms and provisions of this Agreement or those of any Seller Document.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Purchaser hereby represents and warrants to Seller that:
     5.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business.
     5.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement thereby (the “Purchaser Documents”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each other Purchaser Document have been duly authorized by all requisite corporate action on the part of Purchaser. Assuming this Agreement is a valid and binding obligation of Seller, this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     5.3 Conflicts; Consents of Third Parties.
          (a) Except as set forth on Schedule 5.3(a), none of the execution and delivery by Purchaser of this Agreement or the other Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law, except, in the case of clauses (ii) through (iv) hereof, where any such conflict, default or right of termination or cancellation would not have a Material Adverse Effect.
          (b) Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the other Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not prevent Purchaser from being able to consummate the transactions contemplated by this Agreement and the other Purchaser Documents.
     5.4 Ownership and Transfer of New Dura Shares. As of the Closing Date, Purchaser is the record and beneficial owner of the New Dura Shares, free and clear of any and all Liens, Purchaser has the requisite corporate power and authority to sell, transfer, assign and deliver the New Dura Shares as provided in this Agreement, and such delivery will convey to Seller good and marketable title to the New Dura Shares, free and clear of any and all Liens.
     5.5 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that that, if successful, would prohibit or restrain the ability of Purchaser to enter into this Agreement or the other Purchaser Documents, consummate the transactions contemplated hereby or thereby, or which would give any third party the right to enjoin or rescind the transactions contemplated this Agreement or any of the other Purchaser Documents or otherwise prevent Purchaser from complying with the terms and provisions of this Agreement or the other Purchaser Documents.
     5.6 Capitalization of New Dura. The authorized capital stock of New Dura consists of (i) 155,555,000 shares of common stock, par value $0.01 per share (“New Dura Common Stock”), of which 8,400,000 shares are issued and outstanding and 147,155,000 shares are reserved for issuance, and (ii) 2,627,000 shares of preferred stock, par value $0.01 per share (“New Dura Preferred Stock”), of which (A) 2,364,750 shares are issued and outstanding, and (B) 2,627,000 shares have been designated as Series A Mandatorily Convertible Preferred Stock (“New Dura Convertible Preferred Stock”). As of the Closing Date, no shares of capital stock of New Dura are held by New Dura as treasury stock, and all capital stock of New Dura was duly authorized for issuance and are validly issued, fully paid and non-assessable.
          (b) Except as set forth on Schedule 5.6(b), there is no existing option, warrant, call, right or Contract of any character to which New Dura is a party requiring, and there are no securities of New Dura outstanding which upon conversion or exchange would require, the issuance, of any shares of capital stock of New Dura or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of New Dura. New Dura is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the shares of capital stock of New Dura.

     5.7 Subsidiaries of New Dura.
          (a) Schedule 5.7(a) sets forth the name of each New Dura Subsidiary and, with respect to each New Dura Subsidiary, the jurisdiction in which it is incorporated or organized. Each New Dura Subsidiary is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect. Each New Dura Subsidiary has all requisite corporate or entity power and authority to own, lease and operate its properties and carry on its business as now conducted.
          (b) The outstanding shares of capital stock of each New Dura Subsidiary are validly issued, fully paid and non-assessable, and all such shares are owned, directly or indirectly, by New Dura free and clear of any and all Liens except as set forth on Schedule 5.7(b). No shares of capital stock are held by any New Dura Subsidiary as treasury stock. There is no existing option, warrant, call, right or Contract to which any New Dura Subsidiary is a party requiring, and there are no convertible securities of any New Dura Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any New Dura Subsidiary or other securities convertible into shares of capital stock or other equity interests of any New Dura Subsidiary.
     5.8 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against New Dura or the New Dura Subsidiaries by or before any Governmental Body, which, if adversely determined, would have a Material Adverse Effect. New Dura is not subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a Material Adverse Effect.
     5.9 Compliance with Laws; Permits.
          (a) New Dura and the New Dura Subsidiaries are in compliance with all Laws of any Governmental Body applicable to their respective businesses or operations, except where the failure to be in compliance would not have a Material Adverse Effect.
          (b) New Dura and the New Dura Subsidiaries currently have all Permits which are required for the operation of their respective businesses as presently conducted, other than those Permits the failure of which to possess would not have a Material Adverse Effect. None of New Dura or any New Dura Subsidiary is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not have a Material Adverse Effect.

ARTICLE VI
COVENANTS
     6.1 Taxes.
          (a) Seller and Purchaser will (i) cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, (ii) cooperate in the preparation, execution and filing of all applications or other documents regarding any applicable exemptions to any such Tax or fee, and (iii) each pay any such Tax or fee which becomes payable by it on or before the due date therefor.
          (b) At Purchaser’s option, Seller and Purchaser shall join in making an election under Code § 338(h)(10) (and any corresponding elections under state, local, or foreign tax law) (collectively, a “338(h)(10) Election”) with respect to the purchase and sale of the stock of the Company and any of its Subsidiaries hereunder.
      6.2 Further Conveyance and Assumptions. From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyance, notices, assumptions, relates and acquaintances and other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers, and privileges intended to be conveyed to Purchaser under this Agreement and the other documents contemplated hereby and to assure fully to Seller and its Affiliates and its successors and assigns, the assumption of the Assumed Liabilities and obligations intended to be assumed by Purchaser pursuant to this Agreement, and to otherwise make effective the transactions contemplated hereby.
     6.3 Bulk Sales Laws. Purchaser hereby waives, in connection with the transactions contemplated by this Agreement, compliance by Seller with the requirements and provisions of any “bulk-transfer” provision of Article 6 of the Uniform Commercial Code as it is in effect in the states where Seller owns assets to be conveyed in Purchaser hereunder and other similar bulk transfer notice provisions or Laws of any jurisdiction that may otherwise be applicable with respect to the sale and transfer of any or all of the Purchased Assets to Purchaser.
     6.4 Submission to Jurisdiction; Consent to Service of Process. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located in the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby consents to process being served by any party to this

Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 7.6.
     6.5 Agreement Not To Liquidate. Seller hereby agrees that it shall not voluntarily dissolve, liquidate its assets or wind up Seller for a period of 60 months after the date hereof.
ARTICLE VII
MISCELLANEOUS
     7.1 Survival of Representations, Warranties and Covenants.
          (a) All representations and warranties of the Company contained in this Agreement or any other agreement, exhibit, schedule, certificate, instrument or writing delivered in connection with this Agreement shall terminate at Closing.
          (b) All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.
     7.2 Payment of Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by Purchaser. For the avoidance of doubt, Purchaser shall not be required to bear any income, gain or other similar Tax imposed on Seller as a result of the transactions contemplated by this Agreement.
     7.3 Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, (i) which are incurred by Purchaser shall be paid by Purchaser; provided, that is the Closing occurs, such expenses shall be reimbursed to Purchaser by the Company, (ii) which are incurred by the Company or a Subsidiary shall be paid by the Company or a Subsidiary prior to the Closing Date, and (iii) which are incurred by Seller shall be paid by Seller.
     7.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
     7.5 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State.
     7.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
If to Seller, to:
Old Dura, Inc. (f/k/a Dura Automotive Systems, Inc.)
2791 Research Drive
Rochester Hills, Michigan 48309
Facsimile: (248) 299-7204
Attention: Theresa L. Skotak
If to Purchaser, or to the Company after the Closing, to:
New Dura Opco, Inc.
2791 Research Drive
Rochester Hills, Michigan 48309
Facsimile: (248) 299-7204
Attention: Lawrence A. Denton
     7.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     7.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this

Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by Seller or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, that no consent of any of the other parties hereto shall be required for any assignment by Purchaser of all or any portion of its rights or obligations to, (i) any of its Affiliates, or (ii) any or its, its Affiliates’, or its Subsidiaries’ financing sources as security for such financing (or any refinancing or such financing). No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.
     7.9 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller or any of its Affiliates shall have any liability for any obligations or liabilities of Seller or such Affiliate for any claim against such Person (whether in contract or in tort) based on, arising out of, or relating to, the negotiation, execution or performance of this Agreement or transactions contemplated hereby.
     7.10 Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic or facsimile signature pages), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
     7.11 No Third Party Beneficiaries. No Person other than the parties hereto shall have any rights, remedies, or benefits under any provision of this Agreement.
     7.12 Conflicts Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, certificate, document or instrument contemplated hereby, this Agreement shall govern and control.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

NEW DURA OPCO, INC.
By:	/s/ Lawrence A. Denton
	Name:	Lawrence A. Denton
	Title:	President

OLD DURA, INC. (F/K/A DURA AUTOMOTIVE SYSTEMS, INC.)
By:	/s/ Lawrence A. Denton
	Name:	Lawrence A. Denton
	Title:	President

Signature Page to Old Dura Asset Purchase Agreement